Digital Power Reports Financial Results for the First Quarter Ended March 31, 2006

FREMONT, Calif., May 15, 2006, Digital Power Corporation (Amex: DPW
- News) (herein "Digital Power") today announced its financial results for the first quarter ended March 31, 2006.

Digital Power reported revenue of $2,708,000 for the quarter ended March 31, 2006, an increase of 39.9% from $1,935,000 for the same quarter last year. An operating profit of $38,000 for the first quarter of 2006 was reported, compared to an operating loss of $172,000 for the same quarter last year. Digital Power reported a net profit for the three months ended March 3l, 2006 of $37,000 compared to a net loss of $183,000 for the three months ended March 31, 2005.

Commenting on the results, Jonathan Wax, President and CEO stated "This marks the eighth straight quarter of revenue growth when compared against the same quarter of the previous year and the third straight quarter of profitability for Digital Power. Our operating performance improved by over $210,000 from the same quarter last year primarily from the increase in revenue. Our gross margins declined slightly as gross margins were 28.9% for the three months ended March 31, 2006, compared to 31.5% for the three months ended March 31, 2005. The decrease in gross margins is mainly a result of the product mix and supply channel disruptions associated with the implementation of the RoHs (lead free) initiatives, which are required for most product lines by July lst, 2006."

Digital Power designs, develops, manufactures, markets, sells and distribute switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920
Christy Street, Fremont, California, 94538-3158; phone number 510-
657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.







Digital Power Corporation
Financial Data
(In thousands except for per share amounts)


                                      Three months
                                      Ended     March 31,
    Statement of Operations Data      2006      2005

    Revenues                             $2,708    1,935
    Operating income(loss)                   38    (172)
      Income(loss) before income taxes       37    (183)
      Net Income(loss)                       37    (183)

    Basic and diluted net Income (loss)
      Per share                          $0.006  $(0.03)


                                      As of March 31,
    Balance Sheet Data                2006         2005

    Working capital                     $2,653     $2,251
    Total assets                         5,501      4,841
    Shareholders' equity                 2,831      2,495